Exhibit 4.15

SECOND AMENDMENT TO COMMITMENT LETTER

This Second Amendment to Commitment Letter (this “Amendment”) is made and entered into effective as of December 21, 2024, by and between Marti Technologies, Inc., a Cayman Islands exempted company (f/k/a Galata Acquisition Corp.) (the “Company”) and Callaway Capital Management LLC (the “Subscriber”). Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to such terms in the A&R Convertible Note Subscription Agreement (as defined below).

WHEREAS, the Company and the Subscriber entered into that certain Convertible Note Subscription Agreement, dated May 4, 2023, as amended by the Amendment No. 1 to Convertible Note Subscription Agreement, dated January 10, 2024, as further amended and restated by the Amended and Restated Subscription Agreement, dated September 23, 2024 (the “A&R Convertible Note Subscription Agreement”);

WHEREAS, the Company and the Subscriber entered into that certain Commitment Letter, dated as of March 22, 2024, evidencing the Subscriber’s commitment to complete certain of its Subscription as set forth therein, as amended by the certain Amendment to the Commitment Letter, dated as of September 19, 2024 (the “Commitment Letter”); and

WHEREAS, the Company and Subscriber desire to further amend the Commitment Letter on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in accordance with the terms of the Commitment Letter, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Amendment. The parties hereby agree to amend the Commitment Letter as follows:

a.	Section 1 of the Commitment Letter is hereby deleted in its entirety and replaced with the following:

“1. Commitment. Notwithstanding anything to the contrary in the A&R Convertible Note Subscription Agreement, or any operative subscription agreement providing for the subscription of Subscribed Notes, the Subscriber hereby agrees to (i) subscribe or cause its designee to subscribe for the Subscribed Notes in an aggregate principal amount of $12,875,750 (the “First Commitment Amount”) with the relevant Subscription Closing Date occurring on or before March 22, 2025 and being the fifth (5th) Business Day following the delivery of the related Subscription Closing Date Notice, (ii) subscribe or cause its designee to subscribe for the Subscribed Notes in an aggregate principal amount of $8,250,826 (the “Second Commitment Amount” and, together with the First Commitment Amount, the “Commitment Amount”) with the relevant Subscription Closing Date occurring on or before July 15, 2026 and being the fifth (5th) Business Day following the delivery of the related Subscription Closing Date Notice and (iii) timely deliver the relevant Purchase Price as described in Sections 2(b)-(c) of the Convertible Note Subscription Agreement or in accordance with the terms of any operative subscription agreement providing for the subscription of Subscribed Notes. For the avoidance of doubt, the aggregate principal amount of any Subscribed Notes that has been counted as a portion of the First Commitment Amount shall not be counted as a portion of the Second Commitment Amount. Further, Farragut Square Global Master Fund, LP (“Farragut”) is a private investment fund that holds a portfolio of liquid investment assets. The Subscriber is an SEC-registered investment adviser that has been appointed as the sole investment manager of Farragut (per the Investment Management and Services Agreement between the Subscriber and Farragut), which gives the Subscriber the unlimited discretionary authority to buy and sell the investment assets that are held in the Farragut portfolio, as well as the general authority to act on behalf of Farragut in any other capacity (including entering into a binding commitment to use Farragut’s investment capital for specified investments in the future).”

b.	Section 2 of the Commitment Letter is hereby deleted in its entirety and replaced with the following:

“2. Equity Incentive. In connection with the payment of the Commitment Amount, or any portion thereof, the Company shall promptly (i) issue to the Subscriber a number of Class A Ordinary Shares of the Company, par value $0.0001 per share (“Ordinary Shares”), equal to twenty percent (20%) of the portion of the Commitment Amount paid or to be paid on the applicable Subscription Closing Date and (ii) issue to any party identified as a “Subscriber” in any purchase agreement providing for the subscription of Subscribed Notes a number of Ordinary Shares equal to ten percent (10%) of the portion of the Commitment Amount paid or to be paid on the applicable Subscription Closing Date (together with the Ordinary Shares described in clause (i) of this paragraph, the “Incentive Shares”), with each Incentive Share having a value of $1.65 per share. By way of example, upon the closing of the First Commitment Amount, the Company will (x) reserve 1,560,697 Incentive Shares for issuance to the Subscriber (($12,875,750 Commitment Amount * 20%) divided by $1.65 per share) and (y) issue to the parties identified as “Subscribers” in the relevant purchase agreements an aggregate of 780,349 Incentive Shares (($12,875,750 Commitment Amount * 10%) divided by $1.65 per share).”

2. Miscellaneous. Sections 8(a), 8(d), 8(e), 8(o), 8(p), 8(q), 8(r) and 8(w) of the A&R Convertible Note Subscription Agreement shall apply to this Amendment, mutatis mutandis. Except as expressly provided in this Amendment, all of the terms and provisions in the Commitment Letter, the A&R Convertible Note Subscription Agreement are and shall remain unchanged and in full force and effect, on the terms and subject to the conditions set forth therein. This Amendment does not constitute, directly or by implication, an amendment or waiver of any provision of the Commitment Letter or the A&R Convertible Note Subscription Agreement, or any other right, remedy, power or privilege of any party, except as expressly set forth herein.

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IN WITNESS WHEREOF, the parties have executed this Second Amendment to Commitment Letter as of the date first set forth above.

COMPANY

MARTI TECHNOLOGIES, INC.

By:	/s/ Cankut Durgun
Name: Cankut Durgun
Title: President and Director

[Signature Page to the Second Amendment to Commitment Letter]

SUBSCRIBER

CALLAWAY CAPITAL MANAGEMENT LLC

By:	/s/ Daniel Freifeld
Name: Daniel Freifeld
Title: Managing Member

[Signature Page to the Second Amendment to Commitment Letter]